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                                                                Exhibit 10.43(h)

                AMENDMENT SEVEN TO THE 2001 STOCK INCENTIVE PLAN

Section 4.1 of the Plan shall be amended in its entirety to read as follows:

     The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 68,895,911 plus up to 21,068,102 Shares based on forfeitures, cancellations and terminations under Charter Communications Option Plan; provided, however, that:

          (a) in the aggregate, not more than 20,000,000 of the number of allotted Shares may be made the subject of Restricted Stock Awards under
     Section 10 of the Plan (other than shares of Restricted Stock made in settlement of Performance Units pursuant to Section 11.1(b));

          (b) the maximum number of Shares that may be the subject of Options and Stock Appreciation Rights granted to an Eligible Individual in any one calendar year period may not exceed 11,668,773 Shares;

          (c) the maximum dollar amount of cash or the Fair Market Value of Shares that any Eligible Individual may receive in any calendar year in respect of Performance Units denominated in dollars may not exceed $45,000,000; and

          (d) the maximum number of Shares that may be the subject of Performance Shares granted to an Eligible Individual in any one calendar year period may not exceed 10,000,000 Shares.

     The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board in its discretion. If an Option or Stock Appreciation Right expires or terminates for any reason without having been exercised in full, the unpurchased Shares will continue to count against the maximum number of Shares for which Options and Stock Appreciation Rights may be granted to an Eligible Individual in any one calendar year.